Exhibit 99.1

Bion Issues 2018 Year-End Update and 2019 Outlook
December 6, 2018. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that recovers high-value coproducts from the waste, today released a year-end update and provided an outlook on 2019. The report focuses on three key areas:
1.	Policy and Pennsylvania legislation (SB 799)
2.	Recent patent allowance and technology development
3.	Commercial pilots and projects
The full update can be found on Bion’s website at https://biontech.com/bion-2018-update-and-2019-outlook/.
Craig Scott, Bion’s director of communications, stated, “We are getting a lot of inquiries from shareholders, especially about SB 799. It is important to understand that the Bill wasn’t defeated; it ran out of time. Additionally, we gained support from the Administration, the Chesapeake Bay Commission, and other stakeholders. We anticipate the bill being re-introduced early in the session and believe it will be adopted in the first half of 2019.
We have been moving ahead with significant advancements to our 3G technology platform and expect to begin operating a small-scale pilot, beginning in January. Operating data from this pilot will be used to design and build a skid-mounted commercial pilot in the first half of 2019. We intend to operate that on waste streams from the four major livestock types: dairy, poultry, beef, and swine, in preparation for launching initial development stages of large-scale commercial projects in the second half of 2019.”
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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘intend’, 'expect', 'will (be)', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact Information:
Craig Scott
Director of Communications
303-843-6191 direct